Exhibit 5.1

KRAGE & JANVEY, L.L.P.
ATTORNEYS AND COUNSELORS AT LAW
2100 Ross Avenue
Suite 2600
DALLAS, TEXAS 75201	TELECOPIER
214/969-7500	214/220-0230

August 11, 2015

Retractable Technologies, Inc.

511 Lobo Lane

Little Elm, Texas 75068-5295

Ladies and Gentlemen:

We are acting as counsel for Retractable Technologies, Inc., a Texas corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed issuance of up to an additional 3,000,000 shares of Common Stock (the “Shares”) that may be issued under the Company’s First Amended 2008 Stock Option Plan.

We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion.  Based on such review, we are of the opinion that the Shares have been duly authorized, and if, as, and when issued in accordance with the First Amended 2008 Stock Option Plan will, upon such issuance and sale, be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above.  Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,
KRAGE & JANVEY, L.L.P.

By:	/s/ Ralph S. Janvey
Ralph S. Janvey, Esq.